Contract No.

DISTRIBUTOR AGREEMENT

This DISTRIBUTOR AGREEMENT is made this _    day of _ _ _ _ 2012 by and between JEPPESEN NORWAY AS, a company organized and existing under the law s of Norway with organization number 966 04 l 056, having its principal offices at Hovlandsveien 52, N-4370 Egers und , Norway (“Jeppesen”), and H’( L’N DAI e- HAf?, f/’-(6 , a company organized and existin g under the laws of Rep.,bl·, d- KC/c:’t, having its principal office at D:?l<,Js..tnyn AM11t1 ,t.19”11]’4 I U/sa11, Roi( (“Distributor”).

RECITALS

WHEREAS, Jeppesen is engaged in the business of providing mar ine infonnation services, data and products to professional marine customers worldwide and has created valuable trademarks a nd goodwill associated with its products and services; and

WHEREAS, Dis tributor is engaged in the business of distributing a variety of products to the professional marine indu stry;

AGREEMENT

NOW, THEREFORE, the parties agree that Jeppesen will appoint Distributor lo distribute Jeppesen Products (defined below) subject to the tenns and conditions contained herein:

I .	Definitions . When used in this Agreement, the following tenns shall have the follow ing meaning:

	A.	“Agreement” shall mean this agreement and the following exhibits attached hereto and inco rporated herein by this reference :

		(i)	Exhibit A sets forth the Products covered by this Agreement, the disco unt provided by Jeppesen to the Distributor off the Recommend ed Retail Price List, and the minimum annual sales volume to be met by the Distributor , which Exhibit may be modified from time to time by mutu a l agreement of the parties without the need to fonnally amend this Agreement.

		(ii)	Exhibit Bis Jeppesen’ s current Recommended Retail Price List as of the date of this Agreement.

B.	“ Custome rs” sha ll mean the ship ow ners, ship manage rs and other legal ent itie s that purchase the Products from the Distributor.

C.	“ Products” shall mean the Jeppesen products listed on Exhibit A.

D.	“ Recommended Retail Price List” shall mean that certain price list for all Jeppese n products and services published by Jeppe sen from time to time, the most current version of which may be accessed by the Distributor on Jeppesen ‘ s [Distributorsj website.

E.	“Trademarks” shall mean Jeppesen’s proprietary trademarks “ Jeppesen,” “Jeppesen Marine,” and “Jeppesen OnBoard,” among others, which Trademarks may not be used in these or any other fonn for any purposes whatsoever without the prior written approval of Jeppesen except as otherwise provided he rein.

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2.	Appointment as Non-Exclusive lndcpendent Distributor.

	A.	Appointment. Jeppesen hereby appoints Distributor, and Distributor hereby accepts such appointment, as an inde pendent, non-exclusive distributor for Jeppesen that shall purchase the Products from Jeppesen at the discount set forth in Exhibit A for the purpose of distributing and reselling such Products to Customers.

		(i)	Nothing in this Agreement shall restrict Jeppesen’ s right to:

			a)	Visit Customers and potential Customers of the Products . Ho we ve r, Jeppesen shall inform the Distributor of visits to Custome rs or potential Customers. The Distributor may, at its sole discretion, join Jeppesen on such visits.

			b)	Sell the Products directly to Customers. Jeppesen will not encourage Customers and potential Customers to deal directly with Je ppesen; ho we ver, the parties recognize and agree that any Customer may, in its sole discretion, chose to deal directly with Jeppesen, which request will not be refused by Jeppesen.

Distributor does not acquire under this Agreement any proprieta ry interest in the Products, the Trademarks or any other trade names, trademarks, logos, patents, know how or other tangible or intangible property of Jeppesen. Distributor acknowledges that it is acquiring hereunder only the right to distribute the Products as specifically provided in this Agreement.

No compensation or other payments will be due to Distributo r for any of its services hereunder other than the profit (if any) it may realize from the sale of the Products as provided under this Agreement.

B.	Limitations. This appointment authorizes Distributor to market, sell and distribute the Products on a non-exclusive basis only.

Without the prior written consent of Jeppesen, Distributor shall not, directly or indirectly: transfer any of its rights or obligations under this Agreement or appoint any other distributor of the Products. This does not, however, preclude Distributor from appointing agents acting on its behalf. Distributor shall be solely responsible for any action of its agents.

C.	Independent Contractor. The parties hereto shall be deemed to be independent contractors, and the employees of one shall not be deemed to be employees of the other. Nothing in this Agreement shall be construed to make Distributor an agent, employee, joint venturer, partner or legal representative of Jeppesen. Distributor will not have, and will not represent that it has, any authority to bind Jeppesen, to assume or create any obligations, express or implied, to enter into any agreements, or to make any warranties or representations, on behalf of Jeppesen or in Jeppese n’ s name except as expressly authorized herein.

3.	Obligations of Distributor. In recognition of the particular expertise and commitment necessary to market and distribute the Products, Distributor warrants and represents to, and agrees with, Jeppesen that Distributor has, and during the term of this Agreement will continue to maintain, the capacity, facilities and personnel necessary to perform all the functions that are required to carry out its obligations under this Agreement, includ ing but not limited to the following:

	A.	Sales and Marketing. Distributor will use its best efforts to vigorously and aggressively promote, market and distribute the Products in accordance with this Agreement. Distributor’s obligations in this regard include, but are not limited to, the following:

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(i)	Achieving the annual minimum sales volume set forth in Exhibit A for distribution of Products in order to maintain its distributor status.

After the initial one-year term of the Agreement, the parties will mutually agree on annual minimums to be met in any subsequent years of this Agreement.

If Distributor fails to achieve the annual minimum sales volume in any given year, Jeppesen may, in its sole discretion terminate this Agreement in accordance with Section 13.B O} ell.

(ii)	Providing for and maintaining Distributor’s own sales organizations adequate and competent to promote and resell the Products effect ively.

(iii)	Promoting name recognition of Jeppesen’s brand(s).

(iv)	Cooperating with Jeppesen to establish and maintain the standards and reputation of the Products.

B.	Distributor will comply with all applicable laws governing the importation, distribution and sale of the Products, including, at is own expense, applying for and obtaining all government approvals necessary for Distributor to carry out its obligations hereunder.

C.	Ethical Conduct of Distributor. Distributor will:

	(i)	conduct business in a manner that reflects favorably at all times on the Products and the good name, goodwill and reputation of Jeppesen;

	(ii)	avoid deceptive, misleading or unethical practices that are, or mig ht be, detrimental to Jeppesen, the Products or the public;

	(iii)	make no false or misleading representations with regard to Jeppesen or the Products;

	(iv)	not publish or employ, or cooperate in the publication or employme nt, of any misleading or deceptive advertising material with regard to Jeppesen or the Products;

	(v)	make no representations, warranties or guarantees to Custome rs or to the industry with respect to the specifications, features, or capabili tie s of the Products which are inconsistent with the literature distributed by Jepp ese n;

	(vi)	not enter into any contract or engage in any practice detrimental to the interests of Jeppesen;

	(vii)	not make any payment for political purposes in performing this Agreement, and

	(viii)	comply with all applicable laws.

4.	Orders and Delivery. Distributor shall purchase all Products from Jeppe sen. Th e terms set forth below and elsewhere in this Agreement shall apply to all orders of the Products from Jeppesen.

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A	Distributor shall initiate all purchases of the Products by submi tting purcha se orders to Jeppesen in accordance with Jeppesen’s standard ordering procedures in effect from time to time. All such orders shall be subject to acceptance or rejection by Jeppesen. No purchase order shall be binding on Jeppesen until the earlier of Jeppesen’s acceptance in writing or shipment of the orde red Products and, in the case ofncoeptance by shipmen only as to the portion of the o,det pped

B.	All purchase orders submitted to Jeppesen and all sales made to Distributor hereunder shall be governed by and subject to the terms and conditions of this Agreement. In the event of a conflict in the terms and provisions between this Agreement and any purchase order, the terms and conditions of this Agreement shall govern and take precedence over any purchase order, and any provision of any purchase order or other document submitted by Distributor which is inconsi stent herewith, or supplementary hereto, is hereby expressly rejected by Jeppesen. Jeppesen will not be liable in any respect for any loss or damage caused by its non-acceptance of any order or by any failure or delay in making deliveries.

C.	All shipments are Ex Works (lncoterms 20 l 0) at Jeppesen ‘s princip a l o ffices. Risk of loss or damage to the Products from any cause whatsoever shall transfer to and be borne by Distributor when the Products are placed at the disposa l of the carrier at Jeppesen’ s principaJ offices. For your convenience, Jeppesen will arrange for shipment on your behalf and at your risk and cost. Distributor shall reimburse Jeppesen for all actual shipping charges, premiums for freight insurance and other transportation costs incurred by Jeppesen in shipping the Products to Distributor .

D.	Unless otherwise specified by Distributor , Jeppesen shall ship media con ta inin g Products to Distributor. Upon receipt of such media, Distributor shall forward such to the Customer forthwith, and in any event no later than two (2) working days after receipt. Media containing updates shall be deemed received by the Distributor no later than two (2) working days subsequent to such med ia being placed at the disposal of the carrier at Jeppesen’ s principal offices.

5.	lnstaJlation Support and Updating Services to Customers.

	A	Lnstallation Support. Distributor shall provide Customers with suppo rt in co nnection with insta llation of the Products.

	B	Updating Services. Distributor shall provide updating se rvice s to Customer s having s ubscri bed to such services in rela tion to the Products in a timely manne r. Dis tri butor shall clarify all relevant details with the Customer for the purpose of provid in g adequate services to it, and provide such information to Jeppesen.

	C	General Support. Distributor is responsible for providing Custo me rs with the firs t line assistance with difficulties encountered in using the Products , and Distributor will forthwith redirect any addit ional requests for assistance from Customers to Jeppesen.

	D	Training of Distributor’s personnel. For the purpose of educating Dist ributor’ s personnel to perfonn the support and service set out in Sections 5.A and 5.B , Jeppesen will;

(i)	provide a training course for Distributor’ s personnel chosen by Distributor shortly after the commencement of this Agreement, and on late r occasio ns if deemed nec essary by Je ppesen in connection with the rele ase of ne w products or new versions of existing Products. Such trainin g course will be held at place chosen by Jeppesen, free of charge. However , Dis tributo r will be responsible for any costs incurred by Distributor in co nnec tion with such course, including but not limited to travel and accommodat ion costs for its participants;

(ii)	provide technical support by te le phone, fax or e-mai l to Distributor’ s personnel having participated on the course set out in Section 5.D(i) , o r having been re-educated by such personnel, free of char ge.

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Any training and support in addition that set out in this Section 5.D will be provided by Jeppesen at its sole discretion and subject to separate agreement between the parties.

E.	Even though Jeppesen is not responsible for providing installation support and updating services to Distributor’s Customers, Jeppesen will always be entitled to provide such support and services to such Customer upon such Customers’ request and/or in the event that Jeppesen in its sole discretion deems that appropriate in order to safeguard the reputation of Jeppesen and/or of any of Jeppesen’s Products and/or Trademarks.

6.	Pricing and Payment Terms.

	A.	The purchase price payable by Distributor for the Products is the list price in the then current Recommended Retail Price List less the discount set forth in Exhibit A

	B.	Jeppesen shall invoice Distributor upon shipment of Distributor’s orders except for subscription renewals set forth in Section 6.C 0 } <!].

	C.	For Products ordered by Distributor for Customers with a subscription for updates, Jeppesen shall invoice Distributor for the renewal of the subscription no less than three (3) months prior to the expiry date of any such subscription. The renewal invoice will be based on the same scope of supply as the preceding year, unless Jeppesen has been notified in writing ofany change.

	D.	All invoices are payable within forty five (45) days of the date of the invoice, regardless of whether or not Distributor has received payment from Customer. In the event Distributor defaults on any payment of invoices and Jeppesen elects not to terminate this Agreement in accordance with Section 13.B <>}”11, Jeppesen reserves the right to discontinue services and to initiate legal action to collect all amounts due, including the right to collect all reasonable collection costs such as attorney fees, investigation costs, and other court costs. Furthermore, Jeppesen reserves the right to contact the Customer and provide it with updates, without prejudice to any claim Jeppesen may have against Distributor under this Agreement.

7.	Taxes. Except for Norwegian income taxes imposed on Jeppesen, Distributor will be responsible for and pay all taxes. Taxes are defined as all taxes, fees, charges or duties and any interest, penalties, fines, or other additions to tax, including, but not limited to, income, withholding, sales, use, value-added, gross receipts, stamp, excise, transfer and similar taxes imposed by any domestic or foreign taxing authority arising out of or in connection with this Agreement.

8.	Marketing and Promotion.

	A.	Sales Documentation Provided by Jeppesen. Jeppesen will furnish Distributor free of charge, and in reasonable quantities, copies of technical documentation, service literature and sales brochures relating to the Products, all of which are in English.

	B.	Sales Documentation Provided by Distributor. Distributor will provide Jeppesen with any advance advertising, promotional or display materials and stationery and sales documents that Distributor proposes to use in connection with Products. Distributor shall not use any of the foregoing items until the corresponding samples have been approved by Jeppesen in writing. Distributor shall make such changes to the promotional materials as are necessary to comply with Jeppesen’s reasonable requests, if any, regarding the quality or use of such materials. Once approved, Distributor must obtain written approval of Jeppesen before implementing any material changes in any previously approved promotional materials for the Products.

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	(i)	Jeppesen retains full right, title and interest in the copyright and trademark rights of all advertising, promotional and other material s used by Distribu tor in connection with the promotion and sale of the Products. Distributor hereby grants, conveys, and assigns to Jeppesen all right, title and in terest (including copyright, if any) Distributor may have in and to such materials. At Jeppesen’s direction and expense, Distributor will execute all docum e nts and take all actions necessary or convenient for Jeppesen to document, obtain, maintain or assign its rights to such materials, including any copyrights.

	(ii)	All marketing and promotional efforts of Distributor with respect to the Products shall be at Distributor’s sole expense. For special events (e.g. loca l trade shows) Jeppesen may in its sole discretion provide funding for co marketing. Such co-marketing efforts will be mutually agreed in advance and might be subject to a separate agreement.

C.	Demonstration License. Jeppesen will provide Distributor with a “ no cha rge” subscription to the Products for the sole purpose of demonstrating the Produc ts to existing and potential Customers.

9.	Limited Right to Use Trademarks.

	A.	Subject to the terms and conditions of this Agreement, Distributor shall have the nonexclusive right to use the Trademarks solely in connection with the promotio n and sale of the Products. Distributor shall not use or authorize the use of the Trademarks for any purpose or use other than as permitted under this Agreement nor use the Trademarks on any promotional materials which have not been approved by Jeppe sen as provided in Section 8 . Upon Distributor’s request, Jeppesen Corporate Communications will provide reproduction and approved electronic graphics for the Trademarks that Distributor is authorized to use.

	B.	Distributor shall promptly notify Jeppesen in writing and cooperate with and assist Jeppesen in the event (i) any legal action is instituted against Distributor related to Distributor’s use of the Trademarks or any of the Products; or (ii) Distributor becomes aware of any infringement or illegal use by any third party of the Trademarks or any other trade name or trademark used by Jeppesen.

	C.	Distributor hereby acknowledges and agrees that:

		(i)	Great value is placed on the Trademarks and the goodwill associated therewith and that the Trademarks and all rights therein and goodwill pertaining thereto belong exclusively to Jeppesen;

		(ii)	The public and the industry associate the Trademarks with products of consistently high quality;

		(iii)	The terms and conditions of this Agreement are necessary, reasonab le and essential to assure the public that all goods sold under the Trademarks are of the same consistently high quality as sold to others who are or may hereafter be licensed to sell Products by, under or with the Trademarks; and.

		(iv)	lt is in the mutual interest of Distributor and Jeppesen to protect and foster the value and reputation of the Trademarks.

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D.	Jeppesen retains full right, title and interest in the Trademarks and all rights, registrations, applications and filings with respect to such T rademark s. All use thereof made by Distributor shall be subject at all times to the tenns of this Agreement and such use and the goodwill derived therefrom shall inure to the benefit of Jeppesen. Distributor shall acquire no interest in the Trademarks by virtue of this Agreement, the activities pennitted by this Agreement or its use of the Trademarks. Distributor shall not adopt or use the Trademarks or any confusingly similar name or mark as any trade name, trademark, service mark, company name or the name of Distributor or any entity controlled by Distributor except as pennitted in writing by Jeppesen. Distributor shall not, directly or indirectly do or cause to be done any act contesting or in any way impairing or intending to impair Jeppesen’s rights in the Trademarks or take any other action which may have an adverse effect on Jeppesen’s ownership rights in the Trademarks or other rights appurtenant thereto and diminish or dilute the value, reputation or appurtenant goodwill thereof. The provisions of this paragraph shall survive expiration or tennination of this Agreement.

E.	Remedies. Distributor acknowledges that any use of the Trademarks in a manner contrary to the tenns of this Agreement or in derogation of Jeppesen’s rights, whether such rights are explicitly stated, detennined by law, or otherwise, will cause Jeppesen damages, the amount of which are difficult to ascertain with certainty. Accordingly, in the event Distributor uses or attempts to use the Trademarks in a manner contrary to the tenns of this Agreement, Distributor agrees Jeppesen shall have, in addition to all other remedies available to it by virtue of law, the right to injunctive relief enjoining such actions.

I0.	Internet Domain Name. In the event Distributor has or does secure registration/ownership of a domain name that includes “Jeppesen”, “Jeppesen Marine” or any of Jeppesen’s other Trademarks, Distributor agrees that it shall transfer all ownership and/or licensing rights it may have to Jeppesen. Within thirty (30) days of the date of this Agreement or the date Distributor secures such registration/ownership, whichever is applicable, Distributor shall effectuate or have effectuated all documents necessary for such a transfer and copied same to Jeppesen. Distributor shall use the following infonnation for transfer of the domain name:

Owner/Licensee:	Jeppesen Sanderson, Inc.
Address:	55 Inverness Drive East Englewood, Colorado 80112-5498 United States of America

11.	Limitation of Liability.

	A.	JEPPESEN WILL HAVE NO OBLIGATION OR LIABILITY FOR ANY INDIRECT LOSS (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF USE, LOSS OF REVENUE OR PROFIT, BUSINESS INTERRUPTION, LOSS OF INFORMATION, OR ANY OTHER INDIRECT LOSS) WHETHER ARISING IN CONTRACT OR OTHERWISE, IN CONNECTION WITH THE DISTRIBUTION OF, OR INABILITY TO DISTRIBUTE, PRODUCTS UNDER TI-IlS AGREEMENT, EVEN IF JEPPESEN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY CASE, JEPPESEN’S ENTIRE LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT ACTUALLY PAID BY DISTRIBUTOR FOR THE PRODUCTS DURING THE LATEST TWELVE (12) CALENDAR MONTHS. THESE LIMITATIONS OF LIABILITY DO NOT APPLY IF JEPPESEN HAS ACTED WITH GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. YOU ACKNOWLEDGE THAT THE LIMITATIONS SET FORTH IN THIS SECTION ARE INTEGRAL TO THE AMOUNT OF FEES CHARGED HEREUNDER, AND RECOGNIZE THAT WERE JEPPESEN TO ASSUME ANY FURTHER LIABILITY BEYOND THAT SET FORTH IN THIS SECTION, SUCH FEES WOULD BE SUBSTANTIALLY HIGHER.

	B.	If an arbitration panel or court of competent jurisdiction detennines that relevant laws in force may imply warranties and liabilities which cannot be excluded or limited or which can only partly be excluded or limited, then the limit on Jeppesen’s liability set forth in this Agreement shall apply to the fullest extent pennitted by law. If Jeppesen cannot exclude or limit a warranty or liability implied by law, this Agreement sha ll be read and construed subject to such provisions of law.

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12.	Indemnification. Distributor will indemnify and hold hannless Jeppesen from and against all claims and liabilities (including claims by third parties) , and costs and expenses (including attorneys’ fees), incident thereto or incident to succes sfully establishing the right to indemnification, arising out of or in anyway relating to Distri butor’s breach of any of the terms and conditions set out in this Agreement, includin g but not limited to Distributor’s obligation under Section 5.8 .$l to provide Customers with updating services in relation to the Products in a timely manner. Distributor’s obligations under this indemnity will survive the termination of this Agreement.

13.	Tenn and Tennination.

	A.	Tenn. This Agreement shall commence on the date hereof and shall remain in effect for one (1) year, unless earlier tenninated in accordance with Section 13.B O} iQl. Thereafter, this Agreement will automatically renew for successive periods of one ( I ) year until terminated in accordance with Section 13.B.

	8.	Termination.

		(i)	By Either Party. Either party may terminate this Agreement for convenience upon six (6) months prior written notice to the other party.

		(ii)	By Jeppesen.

			a)	If Distributor breaches any provision of this Agreement, and fails to cure such breach within thirty (30) days following written notice by Jeppesen specifying the breach, then Jeppesen may, in addition to any other remedies available to it under this Agreement or applicable law, immediately tenninate this Agreement and any rights granted to Distributor hereunder .

			b)	Jeppesen may immediately , without any prior notice , terminate this Agreement and any rights granted to Distributor hereunder upon the occurrence of any of the following events: (i) failure of Distributor to pay any invoice due hereunder within 30 days after expiry of invoice payment term; (ii) a receiver is appointed for any part of Distributor’s property; (iii) Distributor makes a general assignment for the benefits of its creditors; (iv) Distributor becomes insolvent or if bankruptcy or receivership proceedings are initiated by or against Distributor; or (v) Distributor ceases or threatens to cease to carry on its present business.

			c)	If Distributor fails to achieve the annual minimum sales volume set forth Exhibit A in any given year, Jeppesen may, in its sole discretion, terminate this Agreement upon thirty (30) days written notice to Distributor.

C.	Effects of Termination.

	(i)	JEPPESEN SHALL NOT BE LIABLE TO DISTRIBUTOR FOR DAMAGES OF ANY KIND, INCLUDING WITIIOUT LIMITATION INCIDENTAL OR CONSEQUENTIAL DAMAGES, SOLELY ON ACCOUNT OF THE TERMINATION OF TIIlS AGREEMENT. DISTRIBUTOR WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS (INCLUDING PAYMENTS FOR GOODWILL OR LOSS OF BUSINESS) ON

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ACCOUNT OF ANY TERMINATION OF TIIIS AGREEMENT BY JEPPESEN.

(ii)	If this Agreement expires or is terminated for any reason, Distributor shall, except as provided below, immediately cease distributing the Products and shall return all documents relating to the Products to Jeppesen. Obligations accrued as of the date of expiration or termination of this Agreement shall remain due and payable notwithstanding expiration or termination, and Distributor shall immediately pay the same.

(iii)	Notwithstanding termination or expiration of this Agreement, Distributor may fill those orders for the Products which were received by Distributor on or before the delivery of the notice of termination by Jeppesen.

(iv)	In the event of termination or expiration of this Agreement, Distributor shall provide Jeppesen such assistance as required to transfer the distribution of the Products, including subscriptions for updates of Products, without interruption to Jeppesen or another distributor designated by Jeppesen, including providing Jeppesen with customer lists. Distributor further agrees that from and after termination or expiration of this Agreement, Distributor will not directly or indirectly, speak negatively to any person about Jeppesen or the Products or otherwise make any statements that could reasonably be interpreted to be detrimental of Jeppesen.

(v)	Upon expiration or termination of this Agreement in any manner, Distributor will cease its use of the Trademarks in any way and will refrain from the use of any confusingly similar names or trademarks which might lead the public to believe that Distributor continues to sell Products or that its place of business is an authorized sales location for the Products.

	D.	Survival of Provisions. Notwithstanding any termination of this Agreement, the parties’ respective obligations under Sections 3.C (Ethical Conduct), l l (Limitation of Liability), 12 (Indemnification), 13.C (Effects of Termination), 16.A (Governing Law) and 16.B (Dispute Resolution), and any other clauses that by their nature should survive termination, shall survive any such termination.

14.	Force Majeure. Neither party shall be responsible or liable for any failure to perform due to unforeseen circumstances or to causes beyond its reasonable control, including but not limited to acts of God, war, riots, embargoes, acts of civil or military authorities, fires, floods, earthquakes, accidents, labor unrest, interruptions in the delivery of required services, failure of communications services, or shortage or failure of other critical materials or services for the duration of any such circumstances or cause.

15.	Compliance.

	A.	Compliance with Law. In performing Services hereunder, Distributor shall comply with all applicable laws and regulations of the United States and each country in which the Services will be performed. Specifically but without limitation, Distributor agrees to comply with the U.S. Foreign Corrupt Practices Act, U.S. regulations for export control (as further described below), and all other applicable laws related to anti-corruption and export/import. Distributor will not promise, offer or make any payment or gift directly or indirectly to any owner, affiliate, officer, director, employee or representative of any non-U.S. entity, or to any Foreign Official, that would constitute or appear to constitute a bribe, a kickback, or an illegal payment either during or after termination of this Agreement. Jeppesen will be excused from performance and/or may terminate this Agreement if it determines in its sole discretion that Distributor or any agent thereof has engaged, might engage or will engage in any activity that reasonably may be determined to violate U.S. or local law.

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For purposes of this Section, “Foreign Official” means any officer or employee of a non-U.S. government or public international organization, or any agency department or instrumentality thereof, including officers or employees of a government owned, controlled, operated airline or other state-owned enterprise; any person acting on behalf of such government department, agency, instrumentality or public international organization; or any official of any non-U.S. political party or candidate for foreign political office.

	B.	Export. Each party shall be responsible for its compliance with any applicable export control restrictions, laws and regulations as may be modified from time to time, imposed by the governments of the U.S. and other countries. Distributor shall not attempt to, or knowingly export or re-export the Products covered under this Agreement to any country, or national thereof, prohibited from obtaining such data, either directly or indirectly through affiliates, licensees or subsidiaries of Distributor or Customers. Each party shall, at its sole cost and expense, obtain and maintain in effect all permits, licenses and other consents necessary to conduct its respective activities hereunder. Nothing in this clause releases Distributor from any obligation stated elsewhere in this Agreement.

16.	Miscellaneous.

	A.	Governing Law. THIS AGREEMENT WILL BE INTERPRETED UNDER AND GOVERNED BY THE LAWS OF NORWAY, EXCEPT THAT NORWAY’S CONFLICTS OF LAWS RULES SHALL NOT BE INVOKED FOR THE PURPOSES OF APPLYING THE LAW OF ANOTHER JURISDICTION.

	B.	Dispute resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or breach thereof, shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Oslo, Norway. The language of arbitration shall be English. This arbitration clause shall not deprive any of the parties from seeking interim injunctive relief in national courts of competent jurisdiction.

	C.	Notice. All notices required or permitted under this Agreement shall be in writing and shall be deemed sufficiently served if dispatched by certified or registered mail, postage prepaid, return receipt requested, or delivered via overnight carrier, in person, or by facsimile to Jeppesen or Distributor as the case may be, at the addresses specified below:

As to Jeppesen:	Jeppesen Norway AS
Attn: Takashi Onitake c/o Jeppesen Japan
Tohkan-Shiajuku 6F, 3-6-5 Nishi-Shinjuku
Shinjuku-ku, Tokyo 160-0023
Japan
Phone: + 81 3 3345 1471 Fax.: + 81 3 3345 1472
Email: takashi.onitake@jeppesen.com
with a copy to::	Jeppesen GmbH
Attn: Contract Administration
Frankfurter Str. 233
63263 Neu-lsenburg, Germany
Fax.: +49-6102-507339

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The above-designated addresses for each party may be changed by written notification to the other party.

D.	Assignment. This Agreement is for the benefit of and is binding upon each of the parties hereto and their respective successors and permitted assigns. No rights or duties of either party under this Agreement may be assigned, delegated or contracted to be assigned or delegated by either party except that:

(i) Jeppesen may assign its interest to a corporation that (a) results from any merger or reorganization of Jeppesen or (b) acquires substantially all the assets of Jeppesen;

(ii) Jeppesen may assign any of its rights to receive money;

(iii) Jeppesen may assign all or any part of its rights and obligations under this Agreement, to its parent company, or any who lly-owned subsidiary of Jeppesen provided that Jeppesen will remain responsible for all obligations and liabilities and Distributor will continue to deal exclusively with Jeppesen ;

No action taken by Distributor or Jeppesen relating to the assignment of Distributor’s or Jeppesen’s rights under this Agreement will subject Jeppesen or Distributor to any liability beyond that in this Agreement.

E.	Entire Agreement. This Agreement and all exhibits attached hereto constitutes the entire agreement between Jeppesen and the Distributor with respect to the subject matter hereof superseding any prior or contemporaneous oral or written agreements, representations, or understandings not specifically incorporated here in, . The terms of this Agreement may not be amended except by a written document signed by duly authorized representatives of each of the parties. This requirement may only be modified by a written amendment to this Agreement.

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Exhibit A

Products, Discounts and Annual Sales Volume

The products covered:

1)	C-MAP Professional+

2)	C-MAPENC

3)	Jeppesen Primar ECDIS Service

4)	Jeppesen Weather Service

5)	Jeppesen Piracy Service

6)	Ocean View

Discounts:

25% for C-MAP Professional+

20% for all other products and services

Territory:

Republic of Korea (South Korea)

Annual Minimum Sales Volume:

Considering Distributor’s vigorous efforts to promote Products in 2012, no annual minimum sales volume is set for 2012.

The annual minimum sales volume for FY2013 shall be mutually agreed by the end of December 2012.

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Exhibit B

Recommended Retail Price List

To be supplied separately